EXHIBIT 16.1

October 6, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K/A to be filed on or about October 6, 2005, of the Sport Chalet, Inc. Employee Retirement Savings Plan and are in agreement with the statements contained in paragraphs two, three, four, five and six in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Holthouse Carlin & Van Trigt LLP